Offers To Purchase
all of the outstanding shares of Common Stock and
all of the outstanding shares of Class A Common Stock of
 Frisco Bay Industries Ltd.
at
U.S.$15.25 in cash per share
by
 6181708 Canada Inc.,
an indirect wholly owned subsidiary of
 The Stanley Works

  THE OFFERS WILL BE OPEN FOR ACCEPTANCE UNTIL 12:01 A.M. (MONTREAL TIME) ON MARCH 9, 2004, UNLESS THE OFFERS ARE EXTENDED OR WITHDRAWN.

January 30, 2004

To Our Clients:

        Enclosed for your consideration are the Offers To Purchase and Circular, dated January 30, 2004, and the related Letter of Acceptance and Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offering Materials") and other materials relating to the offers (collectively, the "Offers") by 6181708 Canada Inc. (the "Offeror"), an indirect wholly owned subsidiary of The Stanley Works ("Parent"), to purchase all of the outstanding shares of Common Stock (the "Common Shares") and all of the outstanding shares of Class A Common Stock (the "Class A Shares," and together with the Common Shares, the "Shares") of Frisco Bay Industries Ltd. (the "Company"), at a purchase price of U.S.$15.25 per Share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Offering Materials enclosed herewith. Holders of Common Shares whose certificates for such Common Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or the Canadian Forwarding Agent or complete the procedures for book-entry transfer on or prior to the Expiry Time must deposit their Common Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offers To Purchase entitled "Manner of Acceptance."

        Capitalized terms used but not defined in this letter have the meanings set out in the Offering Materials.

        This material is being sent to you as the beneficial owner of Common Shares held by us for your account but not registered in your name. We are (or our nominee is) the holder of record of Common Shares held by us for your account. A deposit of such Common Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Acceptance and Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to deposit Common Shares held by us for your account.

        Accordingly, we request instructions as to whether you wish to have us deposit any or all of the Common Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offers.

        Your attention is directed to the following:

          1.     The price is U.S.$15.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offering Materials.

          2.     The Offers are conditioned upon, among other things, there being validly deposited and not withdrawn under the Offers prior to the Expiry Time (i) at least 66 2/3% (calculated on a fully diluted basis) of the outstanding Common Shares (giving effect to the conversion of Class A Shares deposited under the Class A Shares Offer) and 100% of the outstanding Class A Shares and (ii) at least a majority (calculated on a fully diluted basis) of the outstanding Common Shares, giving effect to the conversion of the Class A Shares deposited under the Class A Shares Offer but excluding any Common Shares which would not be eligible to be voted in connection with the minority approval of any Subsequent Acquisition Transaction as provided in the "going private transactions" provisions of Policy Q-27. The Offers are also subject to the conditions set forth in the Offers To Purchase. The Offers are not conditioned on the Offeror obtaining financing. The Offeror has agreed with the Company that under no circumstances will it take up and pay for the (i) Class A Shares deposited under the Class A

  Shares Offer unless it also takes up and pays for the Common Shares deposited under the Common Shares Offer or (ii) Common Shares deposited under the Common Shares Offer unless it also takes up and pays for the Class A Shares deposited under the Class A Shares Offer.

          3.     The Offers are being made for all outstanding Shares.

          4.     Depositing holders of Shares will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary, the Canadian Forwarding Agent or the Information Agent or, except as set forth in Instruction and Rule 5 of the Letter of Acceptance and Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offers. However, United States federal income tax backup withholding at a rate of 28% may be required of United States Holders, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction and Rule 8 in the Letter of Acceptance and Transmittal.

          5.     The Offers will expire at 12:01 a.m., Montreal time, on March 9, 2004 unless the Offers are extended or withdrawn.

          6.     The Board of Directors of the Company, after consultation with its financial and legal advisors, receipt of recommendations from its special committee and receipt of a fairness opinion from its financial advisor, has determined that the Offers are fair, from a financial point of view, to the holders of Shares and that the Offers are in the best interests of the Company. The Company's Board of Directors has unanimously approved the Offers, the Support Agreement dated January 19, 2004 among Parent, the Offeror and the Company (the "Support Agreement") and the transactions contemplated thereby and has unanimously recommended that the holders of Shares accept the Offers. Pursuant to the Support Agreement, the Company has agreed to support the Offers.

          7.     Notwithstanding any other provision of the Offering Materials, payment for deposited Shares accepted for payment pursuant to the Offering Materials will in all cases be made only after timely receipt by the Depositary or, if permitted pursuant to the Letter of Acceptance and Transmittal, the Canadian Forwarding Agent of (a) certificates for Shares (or, in the case of Common Shares, a Book-Entry Confirmation with respect to such Shares) pursuant to the procedures set forth in Section 3 of the Offers To Purchase entitled "Manner of Acceptance," (b) the Letter of Acceptance and Transmittal, properly completed and duly executed, covering such Shares with any required signature guarantees (or, in the case of book-entry transfers of Common Shares, an Agent's Message), and (c) any other documents required by the Letter of Acceptance and Transmittal. Accordingly, payment may not be made to all depositing holders of Shares at the same time depending upon when certificates for or, in the case of Common Shares, confirmations of book-entry transfer of such Shares are actually received by the Depositary or, if permitted pursuant to the Letter of Acceptance and Transmittal, the Canadian Forwarding Agent.

        If you wish to have us deposit any or all of the Common Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. Please forward your instructions to us in ample time to permit us to submit a deposit on your behalf prior to the Expiry Time. An envelope to return your instructions to us is enclosed. If you authorize the deposit of your Common Shares, all such Common Shares will be deposited unless otherwise specified on the instruction form set forth below.

        The Offers are not being made to (nor will deposits be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offers or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

Instructions with Respect to the
Offers To Purchase
all of the outstanding shares of Common Stock and
all of the outstanding shares of Class A Common Stock of
 Frisco Bay Industries Ltd.
by
 6181708 Canada Inc.,
an indirect wholly owned subsidiary
of
 The Stanley Works

        The undersigned acknowledge(s) receipt of your letter, the enclosed Offers To Purchase and Circular, dated January 30, 2004, and the related Letter of Acceptance and Transmittal in connection with the Offers by the Offeror, an indirect wholly owned subsidiary of Parent, to purchase all the outstanding Common Shares and all the outstanding Class A Shares of the Company, at a purchase price of U.S.$15.25 per Share, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offering Materials.

        This will instruct you to deposit to the Offeror the number of Common Shares indicated below (or if no number is indicated below, all Common Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offers.

Number of Common Shares to be Deposited:* ________________________________________________________________________________________________________________________________________________

Date:                               , 2004

SIGN HERE

Signature(s): ____________________________________________________________________________________________________________________________________________________________________________

Print Name(s): ___________________________________________________________________________________________________________________________________________________________________________

Print Address(es): _______________________________________________________________________________________________________________________________________________________________________

 __________________________________________________________________________________________________________________________________________________________________________________________

Area Code and Telephone Number(s): _______________________________________________________________________________________________________________________________________________________

Taxpayer Identification or Social Security or Social Insurance Number(s): ________________________________________________________________________________________________________________

*
Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be deposited.

This form must be returned to the brokerage firm maintaining your account.